Date: October 15, 2020

Name: Sean Doherty

Address: 34 Milson Crescent

  Guelph, ON

  N1C 1G9

Dear Sean:

It is with great pleasure that we offer you the position of Executive Vice President of Finance and Administration at an annual salary of $260,000.00 Canadian dollars, CAD, per year, paid bi-weekly. You will report to Brian Cook, working from Ontario.

This position is full-time requiring at least 40 hours of work per week.

You will be eligible to receive 100,000 stock options, pending approval from the Board of Directors. The options have a vesting period of five years. The price of the options will be the closing price of the stock on your first full day of employment.

As an employee of PASSUR Aerospace, you will be eligible for supplemental benefits, in accordance with your Canadian benefits such as Life, Vision, Dental and Prescription. These will be commensurate with PASSUR’s standard employee benefits.

This agreement will be construed in accordance with and governed by the laws of the province of Ontario and the Employment Standards Act 2000 (ESA) for employees working in Ontario.

TERMINATION

This agreement may be terminated by the Company at any time:

a) without any notice or payment to the Employee in the event "cause" whether, as defined in this Agreement or existing otherwise, exists for such termination; or

b) a breach by the Employee of any terms of this employment agreement;

c) Without cause by the Company and without advance notice in which event the Company shall pay the Employee a severance payment to which the Employee is entitled to upon such termination under the Employment Standards Act, 2000 (Ontario) (the "ESA") or (ii) the termination pay and severance pay to which the Employee is entitled upon such termination under the ESA (the "Severance Payment"), less required deductions.  Upon receipt of the Severance Payment, the Employee shall be deemed to release and forever discharge the Company, its affiliates and subsidiaries and the respective officers, directors, employees, servants, agents and assigns of the Company and its subsidiaries and affiliates, jointly and severally, from all actions, causes of actions, complaints, claims and demands, whether known or unknown, arising from the employment of the Employee with the Company or the termination of such employment.

VACATION

Vacation entitlement shall be administered according to the Company's vacation policy and practice, and may be altered from time to time by the Company in its sole discretion. Attached is the PASSUR Time Off Policy.

Your employment is contingent on your providing appropriate documentation of authorization to work in Canada within 3 days after your start date.

Your employment is also conditioned on the results of a background check being satisfactory to PASSUR Aerospace.  Please execute and return the enclosed authorization form for this process as soon as possible.

Your employment will also be conditioned on your accepting and executing the attached non-compete and confidentiality documents, which must be signed and returned on or before your first day of work.

PASSUR Aerospace extends this offer of employment to you on the understanding that your employment with PASSUR Aerospace and performance of any and all duties of the offered position would not violate any legal obligations you have to any person or organization. By your signature below accepting this offer, you confirm this understanding and acknowledge PASSUR Aerospace’s reliance on this confirmation.

This offer is valid for 10 days. Upon acceptance of these terms, you must start employment on or before December 14, 2020.

Welcome to our team.

Sincerely,

Brian G. Cook

Chief Executive Officer

Acknowledge and agree:

I have reviewed the offer presented to me and find the offer acceptable and I will commence employment on __________________.

______________________________________________________________________

Name (signature)Date

Enclosures :

Background check documents

Non-compete and confidentiality documents

PASSUR Time Off Policy